EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550
jpellizzon@ceradyne.com
CERADYNE, INC. REPORTS RECORD 2007 FIRST-QUARTER RESULTS
Costa Mesa, Calif. – April 27, 2007 – Ceradyne, Inc. (Nasdaq: CRDN) (Company) today reported results for the first quarter ended March 31, 2007.
Sales for the first quarter increased 38.2% to a record $188.4 million from $136.3 million in the first quarter of 2006. Net income for the first quarter of 2007 increased 54.8% to a record $38.1 million, or $1.38 per diluted share, compared to net income of $24.6 million, or $0.90 per diluted share, in the first quarter of 2006. Fully diluted average shares outstanding for the first quarter were 27,528,000 compared to 27,385,000 in the same period in 2006.
Gross profit margin increased to 40.9% of net sales in the first quarter of 2007 from 39.6% of net sales in the first quarter of 2006.
The provision for income taxes was 36.1% in the first quarter of 2007, compared to 36.5% in the first quarter of 2006.
First-quarter 2007 new orders were $176.5 million compared to $154.7 million in the first quarter of 2006. Total order backlog on March 31, 2007 was $332.3 million compared to the prior year backlog of $294.8 million.
Joel P. Moskowitz, Ceradyne chief executive officer, commented: “We are pleased with the strong results in the first quarter of 2007 which are due in part to the continued improvement in production throughput and yields. During the first quarter, the Company continued to pursue its strategy of product and market global diversification in both defense and non-defense areas. We authorized and began implementation of a $15 million expansion of our ESK subsidiary in Kempten, Germany. This expansion is designed to increase capacity for our recently introduced Boroneige® boron nitride powder for both cosmetic and industrial applications. We also are expanding capacity to produce a wide range of industrial silicon carbide ceramic seals for various fluid handling uses.”
“The opening ceremony for our new factory in Tianjin, China, is scheduled for June. This 98,000 sq. ft. plant will be dedicated to the production of high purity fused silica ceramic crucibles used in the manufacture of polycrystalline silicon in the production of photovoltaic solar cells.”
Moskowitz added, “In anticipation of future growth in the nuclear waste containment market and Ceradyne’s technical ceramics for semiconductor applications, we formed a separate business unit headed by Ceradyne Vice President, Michael Kraft, reporting to Ceradyne’s President of North American Operations, David Reed. We anticipate this organizational change will allow us to focus and better track performance in these markets.”
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Ceradyne’s management will review the financial results for the quarter ended March 31, 2007 and provide an outlook on Ceradyne’s business in a conference call at 8:00 a.m. PDT today. Interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephone playback will be available beginning 11:30 a.m. PDT today through 9 p.m. PDT on April 29, 2007. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 5503918.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.
(Financial tables next page)

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended
	March 31,
	2007	2006
Net sales	$188,443	$136,347
Cost of product sales	111,331	82,362

Gross profit	77,112	53,985

Operating expenses:
Selling	6,298	5,774
General and administrative	9,777	6,996
Research and development	3,486	2,522

	19,561	15,292

Income from operations	57,551	38,693
Other income (expense):
Other income	3,082	1,078
Interest (expense)	(1,025)	(1,028)

	2,057	50
Income before provision for Income taxes	59,608	38,743
Provision for income taxes	21,519	14,130

Net income	$38,089	$24,613

Earnings per share, basic	$1.40	$0.92
Earnings per share, diluted	$1.38	$0.90

Avg. shares outstanding, basic	27,150	26,801
Avg. shares outstanding, diluted	27,528	27,385
Condensed Consolidated Balance Sheets (in thousands):

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$18,186	$13,547
Short term investments	236,362	190,565
Other current assets	202,080	197,863
Net property, plant and equipment	186,444	183,011
Other assets	28,896	28,829

Total assets	$671,968	$613,815

Current liabilities	$79,562	$69,912
Long term debt	121,000	121,000
Non current liabilities	20,741	13,274
Deferred tax liability	2,065	3,018
Stockholders’ equity	448,600	406,611

Total liabilities and stockholders’ equity	$671,968	$613,815

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